Exhibit 5.2

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

July 14, 2015

WPX Energy, Inc.

3500 One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

We have acted as counsel to WPX Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (File No. 333-198523) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of an indeterminate number of (i) shares of common stock of the Company (the “Shares”) and (ii) shares of Preferred Stock of the Company (the “Preferred Shares” and, together with the Shares, the “Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) the Registration Statement; (v) the prospectus contained within the Registration Statement; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on and subject to the foregoing, subject to the qualifications stated herein and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act) will have become effective and comply with all applicable laws and no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission

July 14, 2015

describing the Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference, (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (v) any Securities are then authorized under the Amended and Restated Certificate of Incorporation of the Company as then amended and in effect, (vi) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities will have been validly executed and delivered by the Company and duly authorized and validly executed and delivered by the other party or parties thereto, (vii) any Securities issuable upon conversion, exercise or exchange of any Securities being offered or issued will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange, and (viii) the terms, creation, issuance and sale of the Securities do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company or with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, we advise you that in our opinion:

1. Shares. Assuming that the issuance of any Shares and the terms of the offering thereof have been duly authorized, when: (i) the Company has received the consideration therefor specified in any applicable definitive purchase, underwriting or similar agreement approved by the Company’s board of directors or a duly authorized committee thereof; and (ii) in the case of any Shares to be issued upon the conversion, exercise or exchange of Preferred Shares, upon due conversion, exercise or exchange in accordance with the terms of the applicable instruments, then in each case such Shares will be validly issued, fully paid and nonassessable.

2. Preferred Shares. Assuming that the issuance and terms of any series of Preferred Shares and the terms of the offering thereof have been duly authorized, when: (i) a certificate of designation fixing and determining the terms of the Preferred Shares has been duly filed with the Secretary of State of the State of Delaware and accepted for record; and (ii) the Company has received the consideration therefor specified in any applicable definitive purchase, underwriting or similar agreement approved by the Company’s board of directors or a duly authorized committee thereof, such Preferred Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP